FOR IMMEDIATE RELEASE


Centura Software Completes Acquisition of Raima Corporation

Combination Creates Embedded Database Powerhouse Providing Solutions From Information Appliances to Web and Application Servers


(Redwood Shores, CA)-June 7, 1999-Centurar Software Corporation
(NASDAQ: CNTR), leader of secure, embedded micro and e-business databases and development solutions, announced today that it has completed the acquisition of Raima Corporation.

Centura issued 5.8M shares of stock valued at $6.0M to complete the acquisition, based on the closing price of $1.03 on June 4th, 1999. The acquisition included Raima Corporation and its wholly owned subsidiary, Vista Development Corporation, which provides consulting services for Raima products.

"This acquisition extends our offering of embedded database products connecting people to information anywhere. From UNIX or Linux Internet servers to Microsoft Windows desktops to the smallest embedded systems and information appliances, we can provide a solution," said Scott Broomfield, CEO and President of Centura Software. "Through the combined talents of both the Centura and Raima teams, we have strengthened our product depth and expertise in this market and we are strongly positioned to dominate the growing embedded database market."

With the acquisition, Centura adds two Raima products, Raima Database Manager (RDM) and the Velocis Database Server (Velocis). RDM addresses the rapidly growing Information Appliance and RTOS (Real Time Operating System) markets, which IDC estimates will be shipping 26.5M units by 2001. RDM has a long history as the small, yet powerful embedded database solution for industry leading companies such as Nortel Networks in its BroadBand Signaling Transfer Point system, and more recently, Sigma Game in its Select Series of video slot machines. At the other end of the embedded database spectrum is Velocis with its multi-platform, client/server database engine. The robust Velocis engine is ideal for supporting the exploding Internet market requirements for Web server, application server, and other server designs-representative deployments include Computer Associates' ARCserve backup management system and Hewlett-Packard's (formerly DAZEL's) MetaWeb Web publishing system. These products complement Centura's SQLBase SafeGarde offering, which continues to provide the only secure embedded database solution for PC Server, desktop and portable systems. Information stored on these types of PC systems is widely dispersed, often around the globe, and hence is at risk.
SQLBase SafeGarde is the only embedded database that protects the privacy of the data it stores via 56-bit DES or 128-bit triple-DES encryption. In response to customer requests and overall needs of the market, Centura will migrate this security technology to RDM and Velocis.

Centura is committed to ensuring that RDM and Velocis customers continue to receive ongoing product upgrades along with the superior level of customer support they have come to expect from Raima. In addition, the Centura Consulting Group will add the talents of Raima's consulting organization, Vista Development, to offer current and future customers a wide range of technical, operational and business expertise.

Founded as Gupta in 1984, Centura was the first company to create fully relational client/server embedded DBMS for the personal computer. Today, Centura is the leader in providing secure, embedded, micro and e-commerce database solutions, and the connectivity necessary to integrate these solutions into core business systems. Centura products include Centura Team Developer and Centura Web Developer application development tools, Centura's net.db e-commerce solution, SQLHost, SQLBase Exchange and the SQLNetwork family of database connectivity solutions. In addition, Centura offers a variety of embedded database products, including RDM, Velocis, SQLBase Suite, SQLBase SafeGarde and SQLBase SafeGarde Max. Centura has 19 offices around the world in North America, Latin America, Asia/Pacific, Europe, the Middle East and Africa. All current Centura product offerings are Year-2000 (Y2K) compliant. For more information about Centura, visit http://www.centurasoft.com.




Press Contact:
Kathleen Sheehan
Centura Software Corporation
Senior Public Relations Manager
(650) 596-4770
kathleen.sheehan@centurasoft.com

Financial Contact:
Clarice Mendonca
Centura Software Corporation
Investor Relations Manager
(650) 596-4776
clarice.mendonca@centurasoft.com